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As filed with the Securities & Exchange Commission on January 23, 2002

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2 - Amendment No. 1

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REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LIONS GATE INVESTMENT LIMITED

(Name of small business issuer in its charter)

Nevada (State or jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	98-0222710 (I.R.S. Employer Identification No.)

2271 Flanders Avenue, S.W.

Calgary, Alberta, T2T 5K9 Canada

Telephone: (403)606-7696

(Address and telephone number of principal executive offices)

2271 Flanders Avenue, S.W.

Calgary, Alberta, T2T 5K9 Canada

(Address of principal place of business or intended principal place of business)

Gerald R. Tuskey, Personal Law Corporation

Suite 1000, 409 Granville Street

Vancouver, B.C.

V6C 1T2 Canada

(604)681-9588

(Name, Address and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [___]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [___]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [___]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [___]

CALCULATION OF REGISTRATION FEE

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Title of each Class of Securities to Be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock, Par value $0.0001	2,200,000 shares	$0.05	$110,000	$26.29

(1) The offering price per share for the selling shareholders was estimated solely for the purpose of calculating the registration fee under Rule 457 of the Securities Act.

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THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENTS SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PART I - INFORMATION REQUIRED IN PROSPECTUS

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PROSPECTUS

LIONS GATE INVESTMENT LIMITED

2,200,000 SHARES OF COMMON STOCK

AT $0.05 PER SHARE

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Lions Gate Investment Limited is a junior oil and gas exploration company organized in the State of Nevada.

The selling shareholders named in this prospectus are offering the 2,200,000 common shares of our stock registered through this prospectus. The shares were acquired by the selling shareholders directly from us in a private offering that was exempt from registration under US securities laws.

Our common stock is presently not traded on any market or securities exchange.

This offering will expire 24 months from the effective date of this prospectus.

____________________

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk Factors" on page 6.

____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

____________________

The date of this Prospectus is December 6, 2001

TABLE OF CONTENTS

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PROSPECTUS SUMMARY 5

RISK FACTORS 5

USE OF PROCEEDS 7

DETERMINATION OF OFFERING PRICE 7

DILUTION 7

DIVIDEND POLICY 7

SELLING SHAREHOLDERS 7

PLAN OF DISTRIBUTION 9

LEGAL PROCEEDINGS 10

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS 11

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT 12

DESCRIPTION OF SECURITIES 12

INTERESTS OF NAMED EXPERTS AND COUNSEL 13

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES 13

ORGANIZATION WITHIN LAST FIVE YEARS 13

DESCRIPTION OF BUSINESS 14

PLAN OF OPERATION 16

Development Plan for Growth of our Oil and Gas Business 17

DESCRIPTION OF PROPERTY 18

Office Premises 18

Oil and Gas Properties 19

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS 19

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS 20

EXECUTIVE COMPENSATION 20

INDEPENDENT PUBLIC ACCOUNTANTS 21

INDEX TO FINANCIAL STATEMENTS 21

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS 42

AVAILABLE INFORMATION 42

INDEMNIFICATION OF DIRECTORS AND OFFICERS 42

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION 43

RECENT SALES OF UNREGISTERED SECURITIES 43

EXHIBITS 44

UNDERTAKINGS 44

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PROSPECTUS SUMMARY

Our Company

We were incorporated on October 29, 1999 under the laws of the State of Nevada to engage in any lawful corporate purpose. On February 14, 2001, we entered into a royalty assignment agreement with Mr. N. Desmond Smith of Calgary, Alberta to acquire a 2% overriding royalty on certain petroleum producing lands in the Province of Alberta, Canada. The property is known as Edgerton "27" and is located at Township 42, Range 3 West 4 Meridian, Section 27. The royalty was granted to Mr. Smith by Harbour Petroleum Company Limited. Revenue from this royalty interest and cash on hand of approximately US$50,000 will permit us to undertake an initial exploration program in the Wainwright area of the Province of Alberta. This royalty acquisition is the first material business which we have undertaken. We are an oil and gas exploration company and seek to expand our portfolio of oil and gas exploration properties in western Canada and the western United States.

We have not been involved in any bankruptcy, receivership or similar proceedings.

All dollar amounts in this prospectus are U.S. dollars.

The Offering

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Securities being registered:	2,200,000 shares of common stock at $0.05 per share held by existing shareholders.
Securities Issued:	4,900,000 shares of common stock are issued and outstanding as of the date of this prospectus. The 2,200,000 shares of common stock to be registered under this prospectus are already issued and may be sold by existing shareholders.
Use of Proceeds:	We will not receive any proceeds from the sale of shares sold by the selling shareholders.
Reason for filing this Prospectus:	The Securities and Exchange Commission and National Association of Securities Dealers have adopted the position that securities of blank check companies issued to affiliates and non-affiliates are ineligible for resale under Rule 144 unless those previously issued securities are registered under a registration statement. As of the date of issuance of our initial 4,700,000 common shares, we were a blank check company because we had not adopted a definitive business plan. This prospectus is being filed solely for the purpose of registering 2,200,000 common shares held by non affiliated shareholders which would, but for the SEC and NASD position on blank check companies, be free of trading restrictions.

Expiration Date

This offering will expire 24 months from the effective date of this prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus and any other filings we make with the SEC in the future before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The value of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

We have no operating history or revenue which would permit you to judge the probability of our success.

We have no operating history nor any revenues from operations since our incorporation. We have no significant assets or financial resources. Our lack of operating history makes it very difficult for you to make an investment decision based upon our managerial skill. In the event our business fails as a result of our lack of experience, you could lose your entire investment.

Our management is under no contractual obligation to remain with us and their departure could cause our business to fail.

Our director and our officers have varied business interests and are working for other companies. No member of management has signed a written employment agreement with us and we cannot afford to pay management members. In the event Mr. Smith or Mr. Ebert decides to resign as a director or an officer of our company, we may be unable to attract other qualified officers and directors.

We lack sufficient funds to complete all work phases on our property.

We currently have cash on hand to complete a geophysical data audit and geophysical acquisition program in the area of our current royalty interest. We do not have sufficient funds to pursue a drilling program following our first two exploration phases. In the event a favorable target is identified, we would be unable to conduct further operations without access to additional capital.

There is uncertainty as to whether we will be able to acquire additional leases or properties.

We currently hold a royalty interest in five producing wells in the Wainwright area of Alberta. In the event we expend all cash on hand exploring in the area of our royalty interest, we may be unable to acquire additional geophysical data or seismic information on any other oil and gas properties. This would leave our company with no future exploration prospects.

It is very unlikely that our exploration program will result in our company discovering accessible commercial quantities of oil and gas.

Oil and gas exploration risks are large and we have limited financial and managerial resources. If we fail to discover commercial quantities of oil or gas, our company may fail after having expended its cash reserves.

We are a junior oil and gas exploration company in a weak competitive position within our industry.

We are able to complete one two-phase oil and gas exploration program on our limited budget. We do not have the human resources or financial resources to compete with senior oil and gas exploration companies for additional oil and gas leases or potential exploration targets.

Our president, C.F.O. and director, Mr. Des Smith, works for other oil and gas companies and is in a potential conflict of interest.

We obtained our royalty interest from Mr. Des Smith who now acts as our President, C.F.O. and director. Mr. Smith works for other junior oil and gas companies and his duty to act in the best interests of our company as well as in the best interests of his other employers puts him in a potential conflict of interest.

We have one shareholder who owns a majority of our voting common shares.

One of our directors, Mr. Keith Ebert, owns 51.02% of our current issued voting shares. Mr. Ebert's majority voting position could allow him to initiate changes in our corporate structure or policies which could serve Mr. Ebert's interests ahead of the interests of other shareholders.

Our common shares are not quoted on any exchange or listing service. Our common shares are penny stock.

Persons who acquire our common shares have limited liquidity or opportunity to sell their shares and may not be able to recover any funds which have been invested in our common shares. Our common shares fall within the definition of a penny stock. In the event our shares become quoted on an exchange or listing service, all transactions involving our shares will be subject to special rules established by the Securities and Exchange Commission which require brokers and dealers to complete due diligence on penny stocks being acquired on behalf of clients. These requirements are onerous and may make an investment in penny stocks less appealing to certain investors which could affect your ability to sell our common shares.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipate," "believe," "plan," "expect," "future," "intend" and similar expressions to identify such forward-looking statements. You should not place reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the Risk Factors section and elsewhere in this prospectus.

USE OF PROCEEDS

All of the common shares being registered under this prospectus are owned by existing shareholders of our company. In the event registered shares are sold in the future, all proceeds will accrue to the selling shareholders.

DETERMINATION OF OFFERING PRICE

It is not currently possible to determine a price at which the shares being registered under this prospectus may be sold. The shares being registered were acquired by our shareholders at $0.001 per share. Our common shares are not quoted or listed on any exchange. Future sales of the registered shares either through private transactions or a future listing will be determined by market forces and the independent decisions of selling shareholders.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. We do not anticipate paying any cash dividends in the foreseeable future.

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SELLING SHAREHOLDERS

The selling shareholders named in this prospectus are registering a total of 2,200,000 common shares at $0.05 per share for possible future resale. All shares being registered were acquired by the selling shareholders on November 1, 1999 at $0.001 per share under Regulation S. The Regulation holding period on these shares has been satisfied in accordance with Rule 903(b)(3)(iii)(A). Only common shares owned by shareholders who are non-affiliates are being registered under this prospectus. Our director, Mr. Keith Ebert, owns 2,500,000 of our common shares which are not being qualified for resale under this prospectus.

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The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders as of December 6, 2001.

To the best of our knowledge, the shareholders in the table that follows are the beneficial owners and have the sole voting and investment power over all shares or rights to the shares reported.

Name and Address of Selling Shareholder	Shares Owned Prior to this Offering	Total Number of Shares being Registered by Selling Shareholder	Current Percent of Company Shares Owned
Tom Bollum West Vancouver, B.C.	50,000	50,000	1.03%
Renata Kubicek Vancouver, B.C.	50,000	50,000	1.03%
Gerald J. Shields Vancouver, B.C.	50,000	50,000	1.03%
Sandra Ann Hughes Surrey, B.C.	50,000	50,000	1.03%
Rob Smith Vancouver, B.C.	50,000	50,000	1.03%
Jackie A. Tuskey Vancouver, B.C.	50,000	50,000	1.03%
Darren Ross South Surrey, B.C.	50,000	50,000	1.03%
Brian Tuskey Courtenay, B.C.	50,000	50,000	1.03%
Mary Ann Myers West Vancouver, B.C.	50,000	50,000	1.03%
Tom Connell Oshawa, Ontario	50,000	50,000	1.03%
Dr. Keith Lim Inc. Vancouver, B.C.	50,000	50,000	1.03%
Jane Shields West Vancouver, B.C.	50,000	50,000	1.03%
Doug Irwin Vancouver, B.C.	50,000	50,000	1.03%
Margot Jones West Vancouver, B.C.	50,000	50,000	1.03%
John Furlan Calgary, Alberta	50,000	50,000	1.03%
Rick Gateman Calgary, Alberta	50,000	50,000	1.03%
Tom Simmons Calgary, Alberta	50,000	50,000	1.03%
John Jardine West Vancouver, B.C.	50,000	50,000	1.03%
Gail Fish West Vancouver, B.C.	50,000	50,000	1.03%
Ro Lal Vancouver, B.C.	50,000	50,000	1.03%
Erin Strench Puerto Vallarta, Mexico	50,000	50,000	1.03%
Allen Wilson Vancouver, B.C.	50,000	50,000	1.03%
Beverly Strench Richmond, B.C.	50,000	50,000	1.03%
Neville Ebert Vancouver, B.C.	50,000	50,000	1.03%
Gloria Martino West Vancouver, B.C.	50,000	50,000	1.03%
Bill Martino West Vancouver, B.C.	50,000	50,000	1.03%
Andrew Allan West Vancouver, B.C.	50,000	50,000	1.03%
Haroon Rashid Surrey, B.C.	50,000	50,000	1.03%
Ann Marie Butler Rashid Halifax, Nova Scotia	50,000	50,000	1.03%
Kenny Chan Richmond, B.C.	50,000	50,000	1.03%
Dwight Chan Richmond, B.C.	50,000	50,000	1.03%
Dee Gorrell Delta, B.C.	50,000	50,000	1.03%
Shauna Loiselle West Vancouver, B.C.	50,000	50,000	1.03%
Paul Canfield Keswick, Ontario	50,000	50,000	1.03%
Janet Moher Oshawa, Ontario	50,000	50,000	1.03%
Ruth Canfield Bowmanville, Ontario	50,000	50,000	1.03%
Jill Jankovich Gabriola Island, B.C.	50,000	50,000	1.03%
Dan Nugent Vancouver, B.C.	50,000	50,000	1.03%
Judy Morey Calgary, Alberta	50,000	50,000	1.03%
Rob Furlan Calgary, Alberta	50,000	50,000	1.03%
Sandra Furlan Vancouver, B.C.	50,000	50,000	1.03%
Karen Lynn Bollum Salmon Arm, B.C.	50,000	50,000	1.03%
Dr. Denis Vincent North Vancouver, B.C.	50,000	50,000	1.03%
Lindsay Nevison West Vancouver, B.C.	50,000	50,000	1.03%

PLAN OF DISTRIBUTION

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The selling shareholders have not informed us of how they plan to sell their shares. The initial offering price under this prospectus is $0.05 per share. They may sell some or all of their common stock in one or more transactions, including block transactions:

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(1) on such public markets or exchanges as the common stock may from time to time be trading;

(2) in privately negotiated transactions;

(3) through the writing of options on the common stock;

(4) in short sales; or

(5) in any combination of these methods of distribution.

The sales price to the public may be:

(1) the market price prevailing at the time of sale;

(2) a price related to such prevailing market price; or

(3) such other price as the selling shareholders determine from time to time.

The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of common stock, from the purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with re-sales may pay or receive commissions to or from the purchasers of shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.

We are bearing all costs relating to the registration of the common stock under this prospectus. Any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock, however, will be borne by the selling shareholders or other party selling such common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of their common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

(1) not engage in any stabilization activities in connection with our common stock;

(2) furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

(3) not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors and officers are as follows:

Name	Age	Position
N. Desmond Smith	46	President, Secretary, C.F.O. and Director
Keith Ebert	35	Director

Our officers and director will serve until the next annual meeting of the shareholders or until his death, resignation, retirement, removal, or disqualification, or until his successors have been elected. Vacancies in the existing Board of Directors are filled by majority vote of the remaining directors. Our officer serves at the will of the Board of Directors. There are no family relationships between any executive officer and/or director.

Resumes

N. Desmond Smith was appointed to his positions on March 23, 2001. Mr. Smith devotes his time to our company on an as needed basis which he expects to be approximately 20 hours per month initially. Mr. Smith is a professional geologist, B.Sc. (Honors) Geology, University of British Columbia, 1975. Mr. Smith has 26 years experience in oil and gas exploration development including positions as geologist with Hudson Bay Oil and Gas Company Limited and Canada City Services Ltd. Mr. Smith was also a senior geologist with Harbour Petroleum Company Limited. In 1981, Mr. Smith co-founded Tai Resources Ltd. for which he acted as director and president until 1994. Under Mr. Smith's direction, Tai Energy completed equity financings totaling approximately $12 million and increased its portfolio of petroleum and natural gas assets to a point which qualified the company for a listing on the Toronto Stock Exchange in 1993. Tai Energy was the subject of a friendly takeover bid by Maxx Petroleum in 1994. Following the takeover, Mr. Smith accepted a consulting position as chief operating officer of Commonwealth Oil & Gas Company Limited. Mr. Smith remained with Commonwealth Oil & Gas Company Limited from 1995 to 2000 during which time he co-negotiated the first onshore exploration, development and production sharing agreement in the Republic of Azerbaijan. During this period of time, Commonwealth's parent company was successful in raising equity financing of over $17 million. From 2000 to the present, Mr. Smith has worked with Texas T Resources Inc. and Nostra Terra (Overseas) Ltd. in the positions of director/president and manager respectively. Mr. Smith's chief responsibilities with these companies has been to co-ordinate the exploration, development and production of hydrocarbons by consulting geologists and geophysicists.

Keith Ebert was appointed to his positions on October 30, 1999. Mr. Ebert devotes his time on an as needed basis which he expects to be approximately ten hours per month. During the calendar year ended December 31, 2000, Mr. Ebert dedicated approximately 150 hours to the business of operating our company. Mr. Ebert is not a director or officer of any other reporting company however Mr. Ebert acts as a contract consultant to other companies who pay Mr. Ebert for his services. Mr. Ebert's consulting obligations take up the majority of Mr. Ebert's working hours.

Mr. Ebert is a qualified Mechanical Engineer BA Sc., MECH (UBC) (1987). For the period from May, 1997 to the present, Mr. Ebert has been self employed managing his investment portfolio. Mr. Ebert worked for Marleau, Lemire Securities Inc. from February, 1993 to July, 1995 as manager of North American West Coast institutional sales. Mr. Ebert worked for C.M. Oliver & Co. Ltd. from July, 1995 to May, 1997 as manager of North American West Coast institutional sales. Marleau, Lemire Securities Inc. and C.M. Oliver & Co. Ltd. were broker dealers registered by the Investment Dealers Association of Canada. In addition to being a qualified mechanical engineer, Mr. Ebert has passed the Canadian Investment Dealers Association's branch manager's exam and partners, directors and officers' exam. Mr. Ebert acted as branch manager of C.M. Oliver & Co. Ltd. in London, England from October, 1995 to January, 1997.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below lists the beneficial ownership of our voting securities by each person known by us to be the beneficial owner of more than 5% of our securities, as well as the securities beneficially owned by all our directors and officers. Unless specifically indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Common	Keith Ebert Director Suite 2901 1201 Marinaside Crescent Vancouver, B.C. V6Z 2V2	2,500,000 shares Direct Ownership	51.02%
Common	N. Desmond Smith President, C.F.O. Secretary and Director 2271 Flanders Ave. S.W. Calgary, Alberta T2T 5K9	100,000 shares Direct Ownership	2%
Common	Management as a Group including both executive officers and directors	2,600,000 shares Direct Ownership	53%

The balance of our outstanding common stock is held by 45 persons.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 shares of common stock at a par value of $0.0001 per share.

The following description of our capital stock discloses all material information relating to our common stock. The description is subject to and qualified in its entirety by our articles of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Nevada law.

Common Stock

As of December 6, 2001, there were 4,900,000 shares of common stock issued and outstanding that were held by 47 shareholders of record.

All shares of common stock have equal voting rights and are entitled to one vote per share in all matters to be voted upon by shareholders. Our shares have no pre-emptive, subscription, conversion or redemption rights and may be issued only as fully paid and non-assessable shares. Cumulative voting in the election of directors is not permitted, which means that the holders of a majority of our issued shares represented at any meeting where a quorum is present will be able to elect the entire Board of Directors. In that event, the holders of the remaining shares of common stock will not be able to elect any directors. In the event of liquidation, each shareholder is entitled to receive a proportionate share of our assets available for distribution to shareholders after the payment of liabilities and after distribution of preferred amounts. All shares of our common stock issued and outstanding are fully paid and non-assessable. Holders of stock are entitled to share pro rata in dividends and distributions with respect to the common stock out of funds legally available for that purpose.

There are no outstanding options or warrants to acquire our shares. 2,200,000 of our shares are being registered under this registration statement and will become free trading if this registration statement becomes effective. 100,000 of our 4,900,000 issued shares are held by Mr. N. Desmond Smith, an affiliate of our company. An additional 2,500,000 of our issued shares are held by Mr. Ebert, an affiliate of our company. The shares held by Messrs. Smith and Ebert cannot be sold unless they are registered under a registration statement.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Revised Statutes (the "NRS") and our Bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated on October 29, 1999 under the laws of the State of Nevada to engage in any lawful corporate purpose. On November 1, 1999, we issued 2,250,000 common shares at a deemed price of $0.001 per share to Mr. Keith Ebert. Mr. Ebert was issued these shares in consideration for his services in organizing our company and acting as an officer and director and building our business plan. The value of the services rendered is $2,250. We relied on the exemption contained in Regulation S of the Securities Act of 1933 to issue these shares to Mr. Ebert.

On February 14, 2001, we issued Mr. N. Desmond Smith 100,000 common shares at a deemed price of $0.50 per share in consideration for our 2% gross overriding royalty on Edgerton "27". The deemed value of this acquisition was $50,000. This acquisition was done at arm's length. Mr. Smith was subsequently appointed President, C.F.O. and Secretary of our company on March 23, 2001.

DESCRIPTION OF BUSINESS

(i) Our Principal Products and Services

We are a junior oil and gas exploration company. The acquisition of our royalty interest on February 14, 2001 constituted the start up of our operations. We have a 2% overriding royalty on certain petroleum producing lands in the Province of Alberta, Canada known as Edgerton "27" and located at Township 42, Range 3 West 4 Meridian, Section 27. We acquired our royalty in an arm's length negotiation with Mr. N. Desmond Smith of Calgary, Alberta in consideration for 100,000 of our common shares at a deemed price of $0.50 per share. Following our acquisition of the royalty, we offered Mr. Smith the position of President of our company. Mr. Smith will be overseeing our initial exploration in the Wainwright area and has been given the task of assembling our portfolio of oil and gas exploration properties in western Canada and the western United States.

Since acquiring our royalty interest, we have obtained a comprehensive library of geophysical data in the area of our initial property. This geophysical data library is comprised of data which has been acquired by third parties and which is available for purchase through seismic data brokers. We currently have funds available to acquire geophysical seismic data in the area of our royalty interests. The geophysical seismic data which we obtain will be examined by management for anomalous characteristics. This purchase of geophysical seismic data and evaluation by management constitutes our phase one exploration program in the Wainwright, Alberta area. In the event anomalous characteristics are identified by management on the geophysical data which is examined, we will conduct a geophysical acquisition program of approximately 10 kilometers either exclusively or with a joint venture partner. This program will involve permitting, seismic acquisition, processing and interpretation. This will constitute our phase two exploration program in our area of interest. We currently have funds on hand to finance this second phase of exploration.

(ii) Competitive Business Conditions and Our Position In Our Industry

Vast areas of Western Canada and the U.S. have been explored with geophysics and in some cases leased through oil and gas exploration programs. The costs of obtaining geophysical data over areas which can be further explored or leased are relatively modest. Additionally, in many more prospective areas, extensive literature is readily available with respect to previous exploration and development activities. These facts make it possible for a junior oil and gas exploration company with experienced management such as ours to be very competitive with other similar companies. In effect, we are also competitive with senior companies who are doing grass roots exploration.

In the event our initial geophysical data audit and geophysical acquisition program uncovers prospective hydrocarbon indicators, we will seek the interest of better financed industry partners to assist on a joint venture basis in more extensive exploration. We are at a competitive disadvantage compared to established oil and gas exploration companies when it comes to being able to complete extensive exploration programs on leases which we may hold in the future. If we are unable to raise capital to pay for extensive exploration, we will be required to enter into joint ventures with industry partners which will result in our interests being substantially diluted.

Numerous geophysical data brokers operate within the oil and gas industry. These brokers purchase or acquire through their own efforts, geophysical data over areas which are known or thought to host hydrocarbon deposits. These brokers profit by selling the same data to as many oil and gas companies as possible. Although many companies may review the same set of geophysical data, only one may decide that a prospect is worth further exploration. In this event, the exploration company may purchase the data outright from the broker or may arrange to acquire the data by offering an interest in the prospect to the data broker. Seismic data and oil and gas leases are also available at regular monthly auctions held by the Provinces of Saskatchewan and Alberta at which government land is offered to oil and gas company bidders. These auctions involve new land as well as land which has been previously leased.

We are a small start up exploration company with limited financial resources. We are competing against many similar and many more advanced companies who are also seeking to obtain seismic data and lease information in Western Canada.

However, our phase one and phase two exploration programs in our area of interest involve little competition. We are acquiring data that is available for sale to the oil and gas industry at large. In the event we identify a drilling prospect in the future, we may compete against other companies to negotiate favourable drilling terms with the owner of petroleum and natural gas rights. Alternatively, we may be competing with other companies to secure petroleum and natural gas rights through a public government run auction. It is standard practice in the oil and gas industry for small companies to improve their competitive position by joint venturing with other similar companies to reduce the risk of failure and to pool resources.

As long as management of our company remains committed to building a portfolio of petroleum and natural gas properties principally through their own efforts, we will be able to continue operating on modest cash reserves for an extended period of time.

(iii) Sources and Availability of Raw Materials

Our management team seeks to assemble a portfolio of petroleum and natural gas exploration properties in western Canada and the United States. Our company's current area of interest is located in the center of the Western Canadian sedimentary basin proximate to producing oil and gas fields. All lands surrounding our area of interest are currently subject to petroleum and natural gas leases. We are currently reviewing geophysical data in this area with a view to identifying exploration prospects. We will then approach lease holders in the area to negotiate terms under which we can conduct further exploration. There is an extensive supply of potential exploration properties in Western Canada and the United States.

Our President, Mr. N. Desmond Smith, has experience in the examination of geophysical seismic data and in the negotiation of petroleum and natural gas leases and rights. Mr. Smith has past success and experience in financing the acquisition and exploitation of petroleum and natural gas rights through Canadian Federal Oil and Gas Tax Credit Programs. These programs result in tax credits being available to reduce taxable income of investors and result in an effective discount to the price being paid for an exploration company's shares. Mr. Smith may also use industry contacts to attract private investors and suitable partners to joint venture on either our proposed phase two geophysical acquisition program or a future drilling program if warranted.

(vi) Requirement for Government Approval

No government approvals or permits are required for our proposed first exploration phase which is a geophysical data audit in our area of interest. In the event management elects to proceed with a second exploration phase which would be a geophysical data acquisition program, we would be required to obtain standard inexpensive permits for this activity from the Province of Alberta. In the event petroleum and natural gas rights or leases which we own or which we acquire in the future prove to host viable hydrocarbon reserves, we would be required to apply for government approvals in order to commence production. All costs to obtain the necessary government approvals would be factored into technical and viability studies in advance of a decision being made to proceed with development of hydrocarbon reserves.

The exploration, development and production of petroleum and natural gas is a highly regulated industry worldwide. Our company and all other industry participants must conform to various codes of conduct and operations in each State and/or Province in which operations are conducted. Each State and Province control their own natural resources and have an enacted legislation to administer the efficient and environmentally sound production of these resources. We are unaware of any proposed or probable government regulations in Canada or the United States which would have a negative impact on the oil and gas industry. We propose to adhere strictly to the regulatory framework which governs oil and gas operations in the United States and Canada.

(iv) Costs and Effects of Compliance with Environmental Laws

Our planned phase one geophysical data audit does not require compliance with environmental laws. Our proposed phase two geophysical acquisition program will require compliance with an operations code in the Province of Alberta which incorporates environmental safeguards. In the event we proceed with our proposed phase two exploration program, it will be contracted to third parties who will bear the responsibility and cost of environmental compliance. In the event that property which we may lease in the future hosts viable hydrocarbon deposits, the costs and affects of compliance with environmental laws will be incorporated in the exploration plan for these properties. These exploration plans will be prepared by qualified petroleum engineers. The cost of compliance with environmental laws in Canada and the United States will be borne by third party contractors who will be insured against the risks of environmental damage as is standard in the oil and gas industry.

(v) Our Expenditures During the Last Two Fiscal Years

on Research and Development Activities

We have not expended any funds on research and development activities.

(vi) Our Full Time and Part Time Employees

We currently have one part time employee, namely Mr. N. Desmond Smith, our President, C.F.O. and Secretary.

PLAN OF OPERATION

In February, 2001, we issued 100,000 shares at $0.50 per share under Regulation S to raise proceeds of $50,000. Based on historical royalty payments and production decline curves in the area of our royalty interest, we estimate receiving approximately $6,600 per year from our interest in Edgerton "27". This payment will diminish over time as production from Edgerton 27 declines. Since being put on continuous production in 1994, Edgerton 27 has generated annual royalties of approximately $6,600. We expect our annual royalty of approximately $6,600 to remain consistent for three to five years based on production decline curves of similar wells in the Wainwright area of Alberta. Talisman Energy Inc. is the operator of Edgerton 27. Our company does not have any control over decisions made by the operator which could include increasing or decreasing production from Edgerton 27 or shutting in the well should it cease to produce economically. Accordingly, our royalty interest in Edgerton 27 could fluctuate or cease entirely. Our monthly royalty payments and cash on hand is sufficient to satisfy our cash requirements for the next 12 months assuming that our activities are limited to a two phase exploration program in the vicinity of our current royalty interest. Management of the Company will continue to actively seek new investors to increase our cash reserves which will permit management to seek additional oil and gas exploration properties.

We do not expect any significant changes in the number of our employees. Presently, we are fortunate to have the services of an experienced President given our limited financial resources. Our current management team will satisfy our requirements for the foreseeable future.

We expect to acquire as many petroleum and natural gas rights as possible over the next 12 months given our limited financial resources. Where possible, we will issue common shares in payment of new petroleum and natural gas rights or options to acquire oil and gas properties to preserve our cash reserves.

Development Plan for Growth of our Oil and Gas Business

Geophysical Data Audit

We commenced the initial stage of our business plan in June, 2001. We are examining suitable trade geophysical data available in the immediate vicinity of our current royalty interest. Our examination of trade data brokers' inventory will determine the geographic location, age and parameters of existing data with a view to acquiring and re-processing suitable data. The study is anticipated to take approximately 60 days and acquisition and processing will take an additional 30 days. The activity of data acquisition involves our company reviewing currently available seismic data for quality and technical merit and purchasing that geophysical data in the geographic area of our proposed activity. This data is recorded digitally and can be manipulated through the application of various filters and processes which clarify the data from extraneous seismic noise. This constitutes reprocessing seismic data. This activity is conducted by geophysicists with specialized training.

The estimated costs of this initial program are:

Data Acquisition - 20 kilometers (12.5 miles) @ $260 per kilometer: $5,200

Re-processing - @ $194 per kilometer: $3,880

Consultant - Identification and monitoring reprocessing

@ $325 per day for 10 days: $ 3,250

Total: $12,330

Geophysical Acquisition Programme

The initial geophysical audit programme will identify selected areas that require specific data acquisition to define drilling targets. The programme may be structured as a geophysical farm-in with a drilling option or we may elect to acquire the data on open Crown Lands. In the first case we will contract with property owners or the owners of hydrocarbon rights to allow us to acquire data in exchange for an option to drill on the subject lands if our geophysical data defines a prospective drilling target. In the second case, we would acquire the proprietary data with a view to requesting the Province of Alberta to post the lands for public auction. In either case we would secure the optimum drilling locations. If our company pursues a geophysical farm-in, it means that we have negotiated the rights to petroleum and natural gas lands by acquiring geophysical data over lands currently owned by a third party. The negotiations involve offering the third party the acquired geophysical data at no cost in return for the exclusive right to drill a well on the petroleum and natural gas lands in order to earn a portion of the petroleum and natural gas rights. If petroleum and natural gas rights over certain lands have not been leased by the government to oil and gas companies, those lands are considered to be open lands. In this case, there are no parties to negotiate farm-ins with as the petroleum and natural gas rights over open lands are available only through government run auctions.

Management of the Company is working on our phase one exploration program having acquired a library of available geophysical data in our area of interest. Management expects to identify which data it will acquire and re-process before the end of calendar 2001. Our phase two geophysical acquisition program is currently scheduled for the spring of 2002.

The estimated costs of a geophysical exploration programme are:

Permitting and Right of Way @ $970 per kilometer

-10 kilometers: $9,700

Acquisition @ $1,290 per kilometer: $12,900

Processing and Interpretation: $ 4,500

Total: $27,100

Drilling Option

We currently do not have the funds necessary to pursue a drilling program following our first two phases. However, in the event drill targets are identified and we are able to raise funding independently or through industry partners, we would consider the following options.

We would use our geophysical audit and acquisition data as an enticement to lessors of mineral rights to trade our data for the right to drill an earning well on the petroleum and natural gas rights at no additional cost to the lessor. We would seek to recover our drilling cost from the sale of the first hydrocarbons and after recovery of these costs share in future development and profits at the negotiated rates.

Alternatively, should our geophysical acquisition delineate a drilling target on open Crown lands, we would place a bid to acquire a lease to the lands at a regulated open auction. Current land prices vary from $400 to $1500 dollars per acre and the size of the offered lands could be as high as 640 acres. In this scenario the Company would not share the interest in the mineral rights with third parties.

Drilling option scenario costs are:

Drilling one well to a depth of 750 metres: $162,000

Total: $162,000

Land acquisition scenario costs are:

Acquiring 640 acres @ $645 per acre: $412,800

Drilling costs per well @ eight wells: $1,296,000

Total: $1,708,800

DESCRIPTION OF PROPERTY

Office Premises

We operate from our offices at 2271 Flanders Avenue, S.W., Calgary, Alberta, T2T 5K9, Canada. Space is provided to us on a rent free basis by Mr. Smith, a director of the Company. We are not a party to any lease. It is anticipated that this arrangement will remain until we are able to generate revenue from operations and require additional office space for new employees. Management believes that this space will meet our needs for the foreseeable future.

Oil and Gas Properties

Our 2% gross overriding royalty burdens the petroleum and natural gas lands described as Section 27, Township 42, Range 3, West 4 Meridian in the Province of Alberta, Canada. There are currently 10 wells situated on the property of which five are producing oil wells and one is a formation water disposal well. Harbour Petroleum Company Limited initially drilled the wells and operatorship has been transferred to Talisman Energy Inc.

The property is located approximately 120 miles east of Edmonton, Alberta. The property has been on continuous production since 1994. In 1994, Talisman Energy Inc. became the operator and placed the five producing wells on stream. The wells cumulatively produce approximately 40 barrels of oil per day generating approximately $550 per month as our royalty. The producing wells are identified as:

Harbour Talisman Chauvs 10-27-42-3W4M

Harbour Talisman Chauvs 11-27-42-3W4M

Harbour Talisman Chauvs 14b-27-42-3W4M

Harbour Talisman Chauvs 14d-27-42-3W4M

Harbour Talisman Chauvs 15-27-42-3W4M

Geology in the area of our royalty interest

The Sparky Formation is a shallow water deltaic to offshore bar sequence of clastic sediments deposited into a regressive Lower Cretaceous Boreal sea. The Formation is one of seven distinct units of the Upper Mannville group that constitutes regressive and transgressive marine incursions into the mid continent from the northern Boreal sea of the Cretaceous Age. The source of sediments for the Sparky Formation is the Canadian Shield and the Western Cordillera. The Sparky is underlain by the coal sequence of the general petroleum formation and capped by the sparky coal unit.

In the area of our royalty interest the Sparky is 20-30 metres (65-100 feet) in thickness with reservoir net pay approaching 10 metres (35 feet). The oil is deemed to be heavy with an API ranging from 20 to 26 degrees. The main reservoir is a well-sorted quartzose siltstone/sandstone unit.

Hydrocarbons are entrapped by stratigraphic limitations pinching out to the structurally up dip (north east) direction. Occasionally the reservoir sands are truncated by post depositional channel cuts of the next sequence of continental transgression into the seaway.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We issued 2,250,000 common shares at a deemed price of $0.001 per share to Mr. Keith Ebert on November 1, 1999. Mr. Ebert was issued these shares in consideration for his services in organizing our company, acting as a director and officer and building our business plan. Mr. Ebert is our President, Secretary, Chief Financial Officer and a director.

On February 14, 2001, we issued Mr. N. Desmond Smith 100,000 common shares at a deemed price of $0.50 per share in consideration for our 2% gross overriding royalty on Edgerton "27". The deemed value of this acquisition was $50,000. This acquisition was done at arm's length. Mr. Smith was subsequently appointed President, C.F.O. and Secretary of our company on March 23, 2001.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Present Public Market

There is presently no public market for our common stock. We can provide no assurance that our shares will be traded on any public market in the future.

Holders of Our Common Stock

As of the date of this registration statement, we have forty seven (47) registered shareholders.

Dividends

There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

(1) we would not be able to pay our debts as they become due in the usual course of business; or

(2) our total assets would be less than the sum of our total liabilities, plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends. We do not plan to declare any dividends in the foreseeable future.

EXECUTIVE COMPENSATION

Mr. Ebert was issued 2,250,000 shares of our company at a deemed price of $0.001 per share in consideration for his services in organizing Lions Gate and acting as officer and director. Mr. Ebert purchased an additional 250,000 shares for cash at $0.001 per share.

No other compensation has been awarded to, earned by or paid to our officers and/or directors since our inception. Management has agreed to act without compensation until authorized by the Board of Directors, which is not expected to occur until we have generated revenues from operations. As of the date of this registration statement, we have no funds available to pay officers or directors. Further, our officers and director are not accruing any compensation pursuant to any agreement with us.

SUMMARY COMPENSATION TABLE
					Long Term Compensation
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principle Position	Year	Salary ($)	Bonus ($)	Other Annual Comp- ensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Option/SARs (#)	LTIP Payouts ($)	All Other Comp- ensation ($)
Keith A. Ebert, Director	2000/ 2001	$0.00	$0.00	$0.00	$0.00	0	$0.00	$0.00
N. Desmond Smith, President, Secretary, C.F.O. and Director	2001	$0.00	$0.00	$0.00	$0.00	0	$0.00	$0.00

Stock Option Grants

We did not grant any stock options to any executive officers or directors during our most recent fiscal year ended July 31, 2001. We have not granted any stock options to any executive officers or directors since July 31, 2001.

Employment Agreements

We do not have an employment or consulting agreement with either Mr. N. Desmond Smith, our President, Secretary, C.F.O. and director or Mr. Keith Ebert, director. Messrs. Smith and Ebert provide their services to us on an as needed basis. We do not pay any salary or consulting fee to Messrs. Smith and Ebert.

INDEPENDENT PUBLIC ACCOUNTANTS

Our audited financial statements for the year ended July 31, 2001 and the related statements of loss and deficit, stockholders deficiency and cash flows appearing in this prospectus, have been included herein in reliance on the report of Davidson & Company, Chartered Accountants, given on the authority of said firm as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

1. Unaudited Financial Statements:

(a) Balance Sheet as of October 31, 2001

(b) Statement of Loss and Deficit for the period ending October 31, 2001

(c) Statement of Cash Flows for the period ending October 31, 2001

(d) Statement of Stockholders Equity for the period ending October 31, 2001

(e) Notes to Audited Financial Statements

LIONS GATE INVESTMENT LIMITED

(A Development Stage Company)

FINANCIAL STATEMENTS

(Expressed in United States Dollars)

(Unaudited)

OCTOBER 31, 2001

LIONS GATE INVESTMENT LIMITED

(A Development Stage Company)

BALANCE SHEETS

(Expressed in U.S. dollars)

(Unaudited)

		October 31, 2001	July 31, 2001

ASSETS

Current
Cash		$42,852	$45,432
Royalty income receivable		2,341	1,565

Total current assets		45,193	46,997

Royalty interest (Note 4)		50,000	50,000

Total assets		$95,193	$96,997

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable and accrued liabilities		$2,950	$1,500

Stockholders' equity
Capital stock (Note 5)
Authorized
100,000,000	common shares with a par value of $0.0001
Issued
4,900,000	common shares (2001 - 4,900,000 common shares)	490	490
Additional paid-in capital		104,210	104,210
Deficit accumulated during the development stage		(12,457)	(9,203)

Total stockholders' equity		92,243	95,497

Total liabilities and stockholders' equity		$95,193	$96,997

History and organization of the Company (Note 1)

Going concern (Note 2)

On behalf of the Board of Directors:

/s/ Keith A. Ebert /s/N. Desmond Smith

Keith A. Ebert, Director N. Desmond Smith, Director

The accompanying notes are an integral part of these financial statements

LIONS GATE INVESTMENT LIMITED

(A Development Stage Company)

STATEMENTS OF OPERATIONS

(Expressed in U.S. dollars)

(Unaudited)

	Period From Incorporation on October 29, 1999 to October 31, 2001	Three Month Period Ended October 31, 2001	Three Month Period Ended October 31, 2000

EXPENSES
Consulting fees	$5,500	$2,500	$-
Filing and transfer agent fees	955	360	-
Office and miscellaneous	2,452	94	39
Professional fees	6,632	1,450	-

	(15,539)	(4,404)	(39)

OTHER ITEM
Royalty revenue	3,082	1,150	-

Loss for the period	$(12,457)	$(3,254)	$(39)

Basic and diluted loss per share		$ (0.01)	$ (0.01)

Weighted average shares outstanding		4,900,000	4,700,000

The accompanying notes are an integral part of these financial statements

LIONS GATE INVESTMENT LIMITED

(A Development Stage Company)

STATEMENT OF STOCKHOLDERS' EQUITY

(Expressed in U.S. dollars)

(Unaudited)

	Common Stock		Additional Paid-in	Deficit Accumulated During the Development	Total Stockholders'
	Shares	Amount	Capital	Stage	Equity

Balance, October 29, 1999	-	$-	$-	$-	$-

Common shares issued for services	2,250,000	225	2,025	-	2,250

Common shares issued for cash	2,450,000	245	2,205	-	2,450

Loss for the period	-	-	-	(4,738)	(4,738)

Balance, July 31, 2000		470	4,230	(4,738)	(38)

Private placement	100,000	10	49,990	-	50,000

Acquisition of royalty interest	100,000	10	49,990	-	50,000

Loss for the year	-	-	-	(4,465)	(4,465)

Balance, July 31, 2001	4,900,000	490	104,210	(9,203)	95,497

Loss for the period	-	-	-	(3,254)	(3,254)

Balance, October 31, 2001	4,900,000	$490	$104,210	$(12,457)	$92,243

The accompanying notes are an integral part of these financial statements

LIONS GATE INVESTMENT LIMITED

(A Development Stage Company)

STATEMENTS OF CASH FLOWS

(Expressed in U.S. dollars)

(Unaudited)

	Period From Incorporation on October 29, 1999 to October 31, 2001	Three Month Period Ended October 31, 2001	Three Month Period Ended October 31, 2000

CASH FLOWS FROM OPERATING ACTIVITIES
Loss for the period	$(12,457)	$(3,254)	$(39)
Item not affecting cash:
Common shares issued for services	2,250	-	-

Changes in non-cash working capital items:
Increase in royalty income receivable	(2,341)	(776)	-
Increase in accounts payable and accrued liabilities	2,950	1,450	-

Net cash used in operating activities	(9,598)	(2,580)	(39)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of shares	52,450	-	-

Net cash provided by financing activities	52,450	-	-

Change in cash position during the period	42,852	(2,580)	(39)

Cash position, beginning of the period	-	45,432	2,462

Cash position, end of the period	$42,852	$42,852	$2,423

Supplemental disclosure with respect to cash flows:
Cash paid for income taxes	$-	$-	$-
Cash paid for interest	-	-	-

Supplemental disclosure of non-cash investing, and financing activities:
Common shares issued for services	$2,250	$-	$-
Common shares issued for royalty interest	50,000	-	-

The accompanying notes are an integral part of these financial statements

LIONS GATE INVESTMENT LIMITED

(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

(Unaudited)

OCTOBER 31, 2001

1. HISTORY AND ORGANIZATION OF THE COMPANY

The Company was incorporated on October 29, 1999 under the laws of Nevada to engage in any lawful business or activity for which corporations may be organized under the laws of the State of Nevada. In accordance with Statement of Financial Accounting Standards No. 7 "Accounting and Reporting by Development Stage Companys", the Company is deemed to be in the Development Stage. The Company is in the business of earning royalty income on oil and gas properties. During the year ended July 31, 2001, the Company issued 100,000 common shares at an agreed value of $50,000 to acquire a 2% gross overriding royalty interest on oil and gas production (Note 4).

The accompanying financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, changes in stockholders' equity and cash flows at October 31, 2001 and for the period then ended have been made. These financial statements should be read in conjunction with the audited financial statements of the Company for the year ended July 31, 2001. The results of operations for the period ended October 31, 2001 are not necessarily indicative of the results to be expected for the year ending July 31, 2002.

2. GOING CONCERN

The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, to date the Company has received minimal royalty revenue. Without realization of additional capital, or additional sources of revenue, it would be unlikely for the Company to continue as a going concern. The Company's management plans on advancing funds on an as needed basis and in the longer term, deriving cash from revenue from the operations. The Company's ability to continue as a going concern is dependent on these additional management advances, and, ultimately, upon achieving profitable operations.

	October 31, 2001	July 31, 2001

Deficit	$(12,457)	$(9,203)
Working capital	42,243	45,497

3. SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results could differ from these estimates.

LIONS GATE INVESTMENT LIMITED

(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

(Unaudited)

OCTOBER 31, 2001

3. SIGNIFICANT ACCOUNTING POLICIES (cont'd)

Cash and cash equivalents

The Company considers highly liquid investments with original maturities of three months or less to be cash equivalents.

Amortization and impairment

Amortization of the cost of the Company's royalty interest will be computed using the units of production method primarily on a separate-property basis using proved reserves as estimated annually by an independent petroleum engineer.

In accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," the Company recognizes impairment losses for long-lived assets when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the assets' carrying amount. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. Fair values are based on discounted future cash flows. The Company's royalty interest was reviewed for indicators of impairment resulting in no recognition of impairment provisions for the period ended October 31, 2001.

Income taxes

Income taxes are provided in accordance with SFAS No. 109, "Accounting for Income Taxes". A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards. Deferred tax expenses (benefit) result from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

New accounting pronouncements

In June, 2001, the Financial Accounting Standards Board ("FASB") approved the issuance of Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 states that all business combinations should be accounted for using the purchase method of accounting making the use of the pooling-of-interest method prohibited. SFAS No. 141 is effective for business combinations completed after June 30, 2001. SFAS No. 142 addresses the accounting for all purchased intangible assets, but not the accounting for internally developed intangible assets. Goodwill will no longer be amortized but will be reviewed for impairment in accordance with SFAS No. 142. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. Early adoption is permitted for entities with fiscal years beginning after March 15, 2001.

LIONS GATE INVESTMENT LIMITED

(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

(Unaudited)

OCTOBER 31, 2001

3. SIGNIFICANT ACCOUNTING POLICIES (cont'd)

New accounting pronouncements (cont'd)

In July 2001, FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" that records the fair value of the liability for closure and removal costs associated with the legal obligations upon retirement or removal of any tangible long-lived assets. The initial recognition of the liability will be capitalized as part of the asset cost and depreciated over its estimated useful life. SFAS 143 is required to be adopted effective January 1, 2003.

In August 2001, FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" that supersedes SFAS No. 121 "Accounting for the Impairment or Disposal of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 144 is required to be adopted effective January 1, 2002.

The adoption of these new pronouncements is not expected to have a material effect on the Company's financial position or results of operations.

Loss per share

In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share". Under SFAS No. 128, basic and diluted earnings per share are to be presented. Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share takes into consideration common shares outstanding (computed under basic earnings per share) and potentially dilutive common shares.

4. ROYALTY INTEREST

	October 31, 2001	July 31, 2001

Royalty interest	$50,000	$50,000

Edgerton, Alberta

During fiscal 2001, the Company issued 100,000 common shares with an agreed value of $50,000 to acquire a 2% gross overriding royalty interest over certain petroleum producing lands in the Province of Alberta, Canada known as Edgerton "27", TWP 42, RGE 3, W4M, Section 27 granted by Harbour Petroleum Company Limited.

5. CAPITAL STOCK

On November 1, 1999, the Company issued 2,450,000 of its common shares for proceeds of $2,450 and issued 2,250,000 of its common shares at an agreed value of $2,250 for services rendered.

LIONS GATE INVESTMENT LIMITED

(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

(Unaudited)

OCTOBER 31, 2001

5. CAPITAL STOCK (cont'd)

On February 14, 2001, the Company completed a private placement of 100,000 common shares for proceeds of $50,000.

On February 14, 2001, the Company issued 100,000 common shares with a par value of $0.0001 for an agreed value of $50,000 for acquisition of a royalty interest (Note 4).

6. RELATED PARTY TRANSACTION

During the year ended July 31, 2000, the Company issued 2,250,000 common shares at an agreed value of $2,250 to a director of the Company in exchange for services rendered.

7. INCOME TAXES

The Company's total deferred tax asset as of October 31 is as follows:

	2001	2000

Tax benefit of net operating loss carryforward	$ 4,340	$ 1,670
Valuation allowance	(4,340)	(1,670)

	$ -	$ -

The Company has a net operating loss carryforward of approximately $12,400, which if not used, will begin to expire in the year 2017. The Company has provided a full valuation allowance on the deferred tax asset because of the uncertainty regarding realizability.

8. FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash, royalty income receivable, accounts payable and accrued liabilities. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

2. Audited Financial Statements:

(a) Balance Sheet as of July 31, 2001

(b) Statement of Loss and Deficit for the period ending July 31, 2001

(c) Statement of Cash Flows for the period ending July 31, 2001

(d) Statement of Stockholders Equity for the period ending July 31, 2001

(e) Notes to Audited Financial Statements

LIONS GATE INVESTMENT LIMITED

(A Development Stage Company)

FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

JULY 31, 2001

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of

Lions Gate Investment Limited

(A Development Stage Company)

We have audited the balance sheets of Lions Gate Investment Limited (A Development Stage Company) as at July 31, 2001 and 2000 and the related statements of operations, stockholders' equity and cash flows for the year ended July 31, 2001, the period from incorporation on October 29, 1999 to July 31, 2000 and the cumulative amounts from incorporation on October 29, 1999 to July 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at July 31, 2001 and 2000 and the results of its operations and its cash flows for the year ended July 31, 2001, the period from incorporation on October 29, 1999 to July 31, 2000 and the cumulative amounts from incorporation on October 29, 1999 to July 31, 2001 in accordance with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has no established source of revenue. This raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

"DAVIDSON & COMPANY"

Vancouver, Canada	Chartered Accountants

September 13, 2001

A Member of SC INTERNATIONAL

1200 - 609 Granville Street, P.O. Box 10372, Pacific Centre, Vancouver, BC, Canada, V7Y 1G6

Telephone (604) 687-0947 Fax (604) 687-6172

LIONS GATE INVESTMENT LIMITED

(A Development Stage Company)

BALANCE SHEETS

(Expressed in U.S. dollars)

		July 31, 2001	July 31, 2000

ASSETS

Current
Cash		$45,432	$2,462
Royalty income receivable		1,565	-

		46,997	2,462

Royalty interest (Note 4)		50,000	-

		$96,997	$2,462

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable and accrued liabilities		$1,500	$2,500

Stockholders' equity
Capital stock (Note 5)
Authorized
100,000,000	common shares with a par value of $0.0001
Issued
4,900,000	common shares (2000 - 4,700,000 common shares)	490	470
Additional paid-in capital		104,210	4,230
Deficit accumulated during the development stage		(9,203)	(4,738)

		95,497	(38)

		$96,997	$2,462

History and organization of the Company (Note 1)

Going concern (Note 2)

On behalf of the Board:

/s/Keith Ebert	Director	/s/N. Desmond Smith	Director
Keith Ebert		N. Desmond Smith

The accompanying notes are an integral part of these consolidated financial statements.

LIONS GATE INVESTMENT LIMITED

(A Development Stage Company)

STATEMENTS OF OPERATIONS

(Expressed in U.S. dollars)

	Period From Incorporation on October 29, 1999 to July 31, 2001	Year Ended July 31, 2001	Period From Incorporation on October 29, 1999 to July 31, 2000

EXPENSES
Consulting fees	$3,000	$3,000	$-
Filing and transfer agent fees	595	595	-
Office and miscellaneous	2,358	120	2,238
Professional fees	5,182	2,682	2,500

	(11,135)	(6,397)	(4,738)

OTHER ITEM
Royalty revenue	1,932	1,932	-

Loss for the period	$(9,203)	$(4,465)	$(4,738)

Basic and diluted loss per share		$ (0.01)	$ (0.01)

Weighted average shares outstanding		4,791,507	4,700,000

The accompanying notes are an integral part of these consolidated financial statements.

LIONS GATE INVESTMENT LIMITED

(A Development Stage Company)

STATEMENT OF STOCKHOLDERS' EQUITY

(Expressed in U.S. dollars)

	Common Stock		Additional Paid-in	Deficit Accumulated During the Development	Total Stockholders'
	Shares	Amount	Capital	Stage	Equity

Balance, October 29, 1999	-	$-	$-	$-	$-

Common shares issued for services	2,250,000	225	2,025	-	2,250

Common shares issued for cash	2,450,000	245	2,205	-	2,450

Loss for the period	-	-	-	(4,738)	(4,738)

Balance, July 31, 2000	4,700,000	470	4,230	(4,738)	(38)

Private placement	100,000	10	49,990	-	50,000

Acquisition of royalty interest	100,000	10	49,990	-	50,000

Loss for the year	-	-	-	(4,465)	(4,465)

Balance, July 31, 2001	4,900,000	$490	$104,210	$(9,203)	$95,497

The accompanying notes are an integral part of these consolidated financial statements.

LIONS GATE INVESTMENT LIMITED

(A Development Stage Company)

STATEMENTS OF CASH FLOWS

(Expressed in U.S. dollars)

	Period From Incorporation on October 29, 1999 to July 31, 2001	Year Ended July 31, 2001	Period From Incorporation on October 29, 1999 to July 31, 2000

CASH FLOWS FROM OPERATING ACTIVITIES
Loss for the period	$(9,203)	$(4,465)	$(4,738)
Item not affecting cash:
Common shares issued for services	2,250	-	2,250

Changes in non-cash working capital items:
Increase in royalty income receivable	(1,565)	(1,565)	-
Increase (decrease) in accounts payable and accrued liabilities	1,500	(1,000)	2,500

Net cash provided by (used in) in operating activities	(7,018)	(7,030)	12

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of shares	52,450	50,000	2,450

Net cash provided by financing activities	52,450	50,000	2,450

Change in cash position during the period	45,432	42,970	2,462

Cash position, beginning of the period	-	2,462	-

Cash position, end of the period	$45,432	$45,432	$2,462

Supplemental disclosure with respect to cash flows:
Cash paid for income taxes	$-	$-	$-
Cash paid for interest	-	-	-

Supplemental disclosure of non-cash investing, and financing activities:
Common shares issued for services	$2,250	$-	$2,250
Common shares issued for royalty interest	50,000	50,000	-

The accompanying notes are an integral part of these consolidated financial statements.

LIONS GATE INVESTMENT LIMITED

(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

JULY 31, 2001

1. HISTORY AND ORGANIZATION OF THE COMPANY

The Company was incorporated on October 29, 1999 under the laws of Nevada to engage in any lawful business or activity for which corporations may be organized under the laws of the State of Nevada. In accordance with Statement of Financial Accounting Standards No. 7 "Accounting and Reporting by Development Stage Companys", the Company is deemed to be in the Development Stage. The Company is in the business of earning royalty income on oil and gas properties. During the current year, the Company issued 100,000 common shares at an agreed value of $50,000 to acquire a 2% gross overriding royalty interest on oil and gas production (Note 4).

2. GOING CONCERN

The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, to date the Company has received minimal royalty revenue. Without realization of additional capital, or additional sources of revenue, it would be unlikely for the Company to continue as a going concern. The Company's management plans on advancing funds on an as needed basis and in the longer term, deriving cash from revenue from the operations. The Company's ability to continue as a going concern is dependent on these additional management advances, and, ultimately, upon achieving profitable operations.

	July 31, 2001	July 31, 2000

Deficit	$(9,203)	$(4,738)
Working capital (deficiency)	45,497	(38)

3. SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results could differ from these estimates.

Cash and cash equivalents

Cash and cash equivalents include highly liquid investments with original maturities of three months or less.

Amortization and impairment

Amortization of the cost of the Company's royalty interest will be computed using the units of production method primarily on a separate-property basis using proved reserves as estimated annually by an independent petroleum engineer.

LIONS GATE INVESTMENT LIMITED

(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

JULY 31, 2001

3. SIGNIFICANT ACCOUNTING POLICIES (cont'd)

Amortization and impairment (cont'd)

In accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," the Company recognizes impairment losses for long-lived assets when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the assets' carrying amount. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. Fair values are based on discounted future cash flows. The Company's royalty interest was reviewed for indicators of impairment resulting in no recognition of impairment provisions for the period ended July 31, 2001.

Income taxes

Income taxes are provided in accordance with SFAS No. 109, "Accounting for Income Taxes". A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards. Deferred tax expenses (benefit) result from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Accounting for derivative instruments and hedging activities

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" which establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. In June 1999, the FASB issued SFAS No. 137 to defer the effective date of SFAS No. 133 to fiscal quarters of fiscal years beginning after June 15, 1999. In June 2000, the FASB issued SFAS No. 138, which is a significant amendment to SFAS No. 133. The adoption of these statements by the Company did not have a significant impact on its financial statements as the Company does not have any derivative instruments or conducts hedging activities.

Comprehensive income

The Company has adopted SFAS No. 130, "Reporting Comprehensive Income". This statement establishes rules for the reporting of comprehensive income and its components. The adoption of SFAS No. 130 had no impact on total stockholders' equity as of July 31, 2001.

Stock-based compensation

SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee is required to pay for the stock.

LIONS GATE INVESTMENT LIMITED

(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

JULY 31, 2001

3. SIGNIFICANT ACCOUNTING POLICIES (cont'd)

Loss per share

In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share". Under SFAS No. 128, basic and diluted earnings per share are to be presented. Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share takes into consideration common shares outstanding (computed under basic earnings per share) and potentially dilutive common shares.

4. ROYALTY INTEREST

	July 31, 2001	July 31, 2000

Royalty interest	$50,000	$-

Edgerton, Alberta

During the current year, the Company issued 100,000 common shares with an agreed value of $50,000 to acquire a 2% gross overriding royalty interest over certain petroleum producing lands in the Province of Alberta, Canada known as Edgerton "27", TWP 42, RGE 3, W4M, Section 27 granted by Harbour Petroleum Company Limited.

5. CAPITAL STOCK

On November 1, 1999, the Company issued 2,450,000 of its common shares for proceeds of $2,450 and issued 2,250,000 of its common shares at an agreed value of $2,250 for services rendered.

On February 14, 2001, the Company completed a private placement of 100,000 common shares for proceeds of $50,000.

On February 14, 2001, the Company issued 100,000 common shares with a par value of $0.0001 for an agreed value of $50,000 for acquisition of a royalty interest (Note 4).

6. RELATED PARTY TRANSACTION

During the period ended July 31, 2000, the Company issued 2,250,000 common shares at an agreed value of $2,250 to a director of the Company in exchange for services rendered.

LIONS GATE INVESTMENT LIMITED

(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

JULY 31, 2001

7. INCOME TAXES

The Company's total deferred tax asset as of July 31 is as follows:

	2001	2000

Tax benefit of net operating loss carryforward	$ 3,220	$ 1,600
Valuation allowance	(3,220)	(1,600)

	$ -	$ -

The Company has a net operating loss carryforward of approximately $9,200, which if not used, will begin to expire in the year 2017. The Company has provided a full valuation allowance on the deferred tax asset because of the uncertainty regarding realizability.

8. FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash, royalty income receivable, accounts payable and accrued liabilities. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have had no changes in or disagreements with our accountants since our incorporation in October, 1999.

AVAILABLE INFORMATION

We are a reporting company and are subject to the reporting requirements of the Exchange Act. We voluntarily filed a Form 10-SB on April 9, 2001. We have filed a registration statement on Form SB-2 under the Act with the Securities and Exchange Commission with respect to the shares of our common stock offered by this prospectus. This prospectus is filed as a part of the registration statement and does not contain all of the information contained in the registration statement and exhibits and reference is hereby made to such omitted information. Statements made in this registration statement are summaries of the material terms of these referenced contracts, agreements or documents but are not necessarily complete. However, all information we considered material relating to the terms of any referenced contracts, agreements or documents has been disclosed. Reference is made to each exhibit for a more complete description of the matters involved and these statements shall be deemed qualified in their entirety by the reference. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Securities and Exchange Commission's principle office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission also maintains a web site (http://www.sec.gov) that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. For further information pertaining to us and our common stock offered by this prospectus, reference is made to the registration statement.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation which is not the case with our articles of incorporation. Excepted from that immunity are:

(1) a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

(2) a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3) a transaction from which the director derived an improper personal profit; and

(4) willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1) such indemnification is expressly required to be made by law;

(2) the proceeding was authorized by our Board of Directors;

(3) such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

(4) such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of Lions Gate, or is or was serving at the request of Lions Gate as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of Lions Gate --except by reason of the fact that such officer is or was a director of Lions Gate in which event this paragraph shall not apply-- in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of Lions Gate.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of the offering are denoted below. Please note that all amounts are estimates other than the Commission's registration fee.

Securities and Exchange Commission registration fee: $275.00

Federal Taxes $0.00

State Taxes and Fees $0.00

Transfer Agent Fees $0.00

Accounting fees and expenses $2,000.00

Legal fees and expenses $2,000.00

Miscellaneous $1,000.00

TOTAL: $5,275.00

We will pay all expenses of the offering listed above from cash on hand. No portion of these expenses will be borne by the selling shareholders.

RECENT SALES OF UNREGISTERED SECURITIES

On November 1, 1999, we issued 2,450,000 common shares at $0.001 per share to 45 subscribers under Regulation S. None of the offerees or purchasers are U.S. persons as defined in Rule 902(k) of Regulation S, and no sales efforts were conducted in the U.S., in accordance with Rule 903(c). Subscribers to the offering acknowledge that the securities purchased must come to rest outside the U.S., and the certificates contain a legend restricting the sale of such securities until the Regulation S holding period is satisfied in accordance with Rule 903(b)(3)(iii)(A).

We issued 2,250,000 common shares at a deemed price of $0.001 per share to Mr. Keith Ebert on November 1, 1999. Mr. Ebert was issued these shares in consideration for his services in organizing the Company, acting as officer and director and building our business plan. The value of the services rendered is $2,250. We relied on the exemption contained in Regulation S of the Securities Act of 1933.

On February 14, 2000, we issued 100,000 common shares at $0.50 per share to Mr. Graham Crabtree under Regulation S. The purchaser is not a U.S. person as defined in Rule 902(k) of Regulation S, and no sales efforts were conducted in the U.S., in accordance with Rule 903(c). The subscriber to the offering acknowledged that the securities purchased must come to rest outside the U.S., and the certificates contain a legend restricting the sale of such securities until the Regulation S holding period is satisfied in accordance with Rule 903(b)(3)(iii)(A).

On February 14, 2001, we issued Mr. N. Desmond Smith 100,000 common shares at a deemed price of $0.50 per share in consideration for our 2% gross overriding royalty on Edgerton "27". This issuance was done under Regulation S. The purchaser is not a U.S. person as defined in Rule 902(k) of Regulation S, and no sales efforts were conducted in the U.S., in accordance with Rule 903(c). The subscriber to the offering acknowledged that the securities purchased must come to rest outside the U.S., and the certificates contain a legend restricting the sale of such securities until the Regulation S holding period is satisfied in accordance with Rule 903(b)(3)(iii)(A).

EXHIBITS


Item 27 Exhibits

3.1* Articles of Incorporation

3.2* Bylaws

5.1* Legal Opinion of Randall Lanham

10.1* Assignment Agreement

10.2* Royalty Agreement

23.1* Consent of Davidson & Company

* Previously filed


UNDERTAKINGS

Item 28 Undertakings

We undertake that we will:

1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the bona fide offering.

3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on December 6, 2001.

Lions Gate Investment Limited

/s/N. Desmond Smith

N. Desmond Smith, President,

Chief Financial Officer and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature Title Date

/s/N. Desmond Smith President, C.F.O. December 6, 2001

N. Desmond Smith and Director

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